UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) September 27, 2010
BUTLER NATIONAL CORPORATION (Exact Name of Registrant as Specified in its Charter)
Kansas (State or Other Jurisdiction of Incorporation)
0-1678 (Commission File Number)	41-0834293 (IRS Employer Identification No.)
19920 W. 161st Street, Olathe, Kansas (Address of Principal Executive Offices)	66062 (Zip Code)
913-780-9595 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 27, 2010, Butler National Corporation (the "Corporation") entered into a Stock Purchase Agreement (the "Agreement") with Gary Morris and David Hayden (collectively, the "Sellers"). Pursuant to the terms of the Agreement, the Corporation purchased from the Sellers all of the issued and outstanding shares of capital stock of Kings Avionics, Inc. ("Kings"), a full service avionics repair company, for a total purchase price of $540,000 payable over two years. The Corporation also guaranteed the secured bank debt of Kings in the amount of $630,324.

As part of the Agreement, the Sellers will provide transition services and technical assistance through August 31, 2012. In conjunction with the execution of the Agreement, the Corporation and Sellers entered into customary Confidentiality and Non-Compete Agreements that bind Sellers until two years after the transition period (through August 31, 2014).

Mr. Hayden is a director of the Corporation. Mr. Hayden is co-owner and President of Kings. Kings owns 131,956 shares of the Corporation's stock. Due to the related party nature of the transaction, the Corporation followed the review and approval process as outlined in the Corporation's Policies and Procedures manual. The Agreement and transaction contemplated thereby was unanimously approved by the Corporation's Board of Directors (with Mr. Hayden abstaining), including the Corporation's independent directors, Mr. Tamburelli and Mr. Hoffman.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agreement, executed September 27, 2010, between Butler National Corporation, Gary Morris and David Hayden.

Signatures Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.
BUTLER NATIONAL CORPORATION
(Registrant)

September 28, 2010	/s/ Clark D. Stewart
(Date)	Clark D. Stewart (President and Chief Executive Officer)

September 28, 2010	/s/ Angela D. Shinabargar
(Date)	Angela D. Shinabargar (Chief Financial Officer)